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                                                               Page 1 of 7 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                           (AMENDMENT NO. _______)(1)


                                 EXTENSITY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    302255104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)

----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 302255104                   13G                      Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP
           ("KPCB JAVA") 77-0432307

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                       1,884,209
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                  1,884,209

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                          1,884,209
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 7.8%

--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 302255104                   13G                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              2,836,315 shares of which 1,884,209 shares are held
       EACH                directly by KPCB Java, 900,010 shares are held
    REPORTING              directly by KPCB VIII, and 52,096 shares are held
   PERSON WITH             directly by KPCB VIII Founders Fund, L.P., a
                           California limited partnership ("KPCB VIII FF").
                           KPCB VIII Associates is the general partner of the
                           general partner of KPCB Java and the general partner
                           of KPCB VIII and KPCB VIII FF.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER                             0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           2,836,315 shares of which 1,884,209 shares are held directly by KPCB Java, 900,010 shares are held directly by KPCB VIII, and 52,096 shares are held directly by KPCB VIII FF. KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII and KPCB VIII FF.
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                          2,836,315
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              11.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 302255104                   13G                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              THEODORE E. SCHLEIN
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /   (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
                           18,542 shares of which 13,542 shares are held through
                           vested options (exercisable within 60 days).
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              2,909,040 shares of which 1,884,209 shares are held
       EACH                directly by KPCB Java, 900,010 shares are held
    REPORTING              directly by KPCB VIII, 52,096 shares are held
   PERSON WITH             directly by KPCB VIII FF, and 72,725 shares are held
                           directly by KPCB Information Sciences Zaibatsu
                           Fund II, L.P., a California limited partnership
                           ("KPCB ZF II"). KPCB VIII Associates is the general
                           partner of the general partner of KPCB Java and the
                           general partner of KPCB VIII and KPCB VIII FF. KPCB
                           VII Associates is the general partner of KPCB ZF II.
                           Mr. Schlein is a limited partner of KPCB VIII
                           Associates. Mr. Schlein disclaims beneficial
                           ownership of the shares held directly by KPCB Java,
                           KPCB VIII, KPCB VIII FF and KPCB ZF II.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER

                           18,542 shares of which 13,542 shares are held through
                           vested options (exercisable within 60 days).
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           2,909,040 shares of which 1,884,209 shares are held directly by KPCB Java, 900,010 shares are held directly by KPCB VIII, 52,096 shares are held directly by KPCB VIII FF, and 72,725 shares are held directly by KPCB ZF II. KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II. Mr. Schlein is a limited partner of KPCB VIII Associates. Mr. Schlein disclaims beneficial ownership of the shares held directly by KPCB Java, KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                          2,927,582
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                12.1%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages



     ITEM 1(a)       NAME OF ISSUER:

                     Extensity, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     2200 Powell Street, Suite 310
                     Emeryville, CA 94608

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Schlein, a limited partner of KPCB VIII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen.
                     KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     302255104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB Java, KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Extensity, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 6 of 7 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001

THEODORE E. SCHLEIN                          KPCB VIII ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry             Signature: /s/  Brook H. Byers
           -----------------------                      -------------------
           Michael S. Curry                             Brook H. Byers
           Attorney-in-Fact                             A General Partner

                                             KPCB JAVA FUND, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

                                             By:   KPCB VIII Associates, L.P.,
                                                   a California Limited
                                                   Partnership, General Partner
                                                   of its General Partner



                                             Signature: /s/  Brook H. Byers
                                                        -------------------
                                                        Brook H. Byers
                                                        A General Partner



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                                                               Page 7 of 7 Pages




                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for the Shares of Extensity, Inc., held by KPCB Java Fund, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001

THEODORE E. SCHLEIN                          KPCB VIII ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry             Signature: /s/  Brook H. Byers
           -----------------------                      ------------------------
           Michael S. Curry                             Brook H. Byers
           Attorney-in-Fact                             A General Partner

                                             KPCB JAVA FUND, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:   KPCB VIII Associates, L.P.,
                                                   a California Limited
                                                   Partnership, General Partner
                                                   of its General Partner

                                             Signature: /s/  Brook H. Byers
                                                        ------------------------
                                                        Brook H. Byers
                                                        A General Partner